UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): February 25, 2009
HERCULES OFFSHORE, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-51582	56-2542838
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

9 GREENWAY PLAZA, SUITE 2200
HOUSTON, TEXAS	77046
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (713) 351-5100
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 25, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Hercules Offshore, Inc. (the “Company”) approved stock options grants (the “Annual Equity Grants”) and cash retention bonuses for certain of its executive officers (the “Retention Grant”) and approved modifications to the compensation payable to the Company’s non-employee directors. The Annual Equity Grants were annual grants made by the Committee pursuant to the Company’s Policy Regarding the Granting of Equity-Based Compensation Awards (the “Equity Grant Policy”), which provides for approval by the Committee of annual equity grants at its meeting during the first or second quarter of each year.
Annual Equity Grants
     The Annual Equity Grants were made in accordance with the Company’s 2004 Long-Term Incentive Plan (the “LTIP”) to each of John T. Rynd, Chief Executive and President, Lisa W. Rodriguez, Senior Vice President and Chief Financial Officer, James W. Noe, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, Terrell L. Carr, Vice President — Worldwide Operations, Todd Pellegrin, Vice President — Worldwide Liftboat Operations, Troy L. Carson, Vice President and Corporate Controller, and Don Rodney, President of Hercules International Holdings. Each of the executive officers received options to purchase common stock of the Company in the following amounts:

Name of Executive Officer	Number of Options Granted
John T. Rynd	350,000
Lisa W. Rodriguez	175,000
James W. Noe	150,000
Terrell L. Carr	130,000
Todd Pellegrin	50,000
Troy Carson	40,000
Don Rodney	10,000
     Pursuant to the provisions of the Equity Grant Policy, all of these stock options have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market on the February 25, 2009 grant date. The shares subject to the Annual Equity Grants will vest according to a 3-year vesting schedule on an annual pro rata basis on each of the first three anniversaries of the grant date. The remaining terms and provisions of the Annual Equity Grants will be set forth in a Stock Option Award Agreement for each executive officer, the form of which is attached as an exhibit hereto.

Retention Grant
     The Retention Grant is being paid to each of Messrs. Noe, Carr, Pellegrin, and Carson and is payable on March 1, 2010, but only in the event that these executive officers are still employed by the Company on that date. The Retention Grant is forfeited by the executive officers if they leave the employment of the Company or are terminated by the Company for any reason prior to March 1, 2010. The Retention Grant amount payable to each of these executive officers is as follows:

Name of Executive Officer	Retention Grant Payable
James W. Noe	$187,500
Terrell L. Carr	$152,500
Todd Pellegrin	$96,000
Troy L. Carson	$112,500
     In 2008, executive officers received a combination of options and restricted stock. Given the Company’s depressed stock price, the Committee determined to change the mix of incentive compensation this year in order to reduce the impact that the issuance of a larger number of equity grants would have on the Company’s shares available for issuance under the LTIP and the dilutive impact that such issuance would have on the Company’s stockholders. Thus, the Retention Grants are being paid in lieu of additional stock awards for 2009. After several requests from Mr. Rynd and Ms. Rodriguez to reduce their salaries or otherwise allow them to forfeit their right to participate in the Retention Grant, and after due consideration by the Committee, the Committee agreed not to issue a Retention Grant to either of Mr. Rynd or Ms. Rodriguez.
Director Compensation
     The Committee also approved certain reductions and modifications to non-employee director compensation. The annual retainer payable to each non-employee director was reduced from $50,000 to $25,000, and to compensate for this reduction, each non-employee director received a grant of 5,000 options to purchase common stock of the Company. These options have an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Select Market on the March 2, 2009 grant date and vest on December 31, 2009. The Committee determined that, as well as conserving cash, the grant of options to the directors would further align the directors’ interests with those of the Company’s stockholders. In addition to these changes, the $10,000 annual retainer payable to the chairman of the Company’s special governance committee is being withheld unless and until the committee holds a meeting. The annual retainers payable to the chairmen of the Company’s other committees are to remain the same as they were for 2008, as are the fees payable to each director for attending board and committee meetings.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits
               Exhibit 10.1 Form of Stock Option Award Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.
Date: March 3, 2009	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Stock Option Award Agreement